Exhibit 10.2

PROMISSORY NOTE

$27,670,300.00	April 17, 2014

FOR VALUE RECEIVED, the undersigned, GGT TRG RIM TX, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of REGIONS BANK, an Alabama state banking corporation (“Lender” which shall also include each successor or assign who becomes the holder of this Note), the principal sum of TWENTY-SEVEN MILLION SIX HUNDRED SEVENTY THOUSAND THREE HUNDRED AND NO/100 DOLLARS ($27,670,300.00), with interest on the unpaid balance thereof from date of advancement until maturity at the rate or rates hereinafter provided, both principal and interest payable as hereinafter provided in lawful money of the United States of America at the offices of Regions Bank, 16600 North Dallas Parkway, Dallas, Texas 75248, or at such other place as the holder of this Note may from time to time designate in writing.

1.         Defined Terms:  Capitalized terms not otherwise defined in this Note shall have the same meaning as set forth in the Loan Agreement. As used in this Note, the following terms shall have the meanings indicated opposite them:

“Additional Costs” – Any costs, losses or expenses incurred by Lender which it determines are attributable to its making or maintaining the Loan, or any reduction in any amount receivable by Lender under the Loan or this Note.

“Business Day” – a day on which the office of the Lender at which payments under this Note are to be made is open for business.

“Default Rate” –   The rate per annum which is five percent (5%) above the LIBOR Based Rate or Replacement Rate, as then applicable, but in no event greater than the Maximum Rate.

“Event of Default” – As defined in the Loan Agreement.

“Extension Period” – A period of twenty-four (24) months, commencing on the first day after the Maturity Date.

“Interest Period” – Each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due one (1) month thereafter; provided (i) the first Interest Period shall commence on the date hereof and end on the first day thereafter that interest is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month, (iii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the maturity date of this Note, and (iv) if any Interest Period ends on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the preceding Business Day.

“Late Charge” — As defined in Section 3(c).

“LIBOR Amount” – Each portion of the Principal Amount bearing interest at the LIBOR Based Rate as provided in this Note.

“LIBOR Based Rate”  –  The rate per annum (expressed as a percentage) determined by Lender to be equal to the sum of (a) the quotient of the LIBOR Rate for the Interest Period in question divided by (1 minus the Reserve Requirement), rounded up to the nearest 1/100 of 1%, and (b) the Spread.

“LIBOR Business Day” –  A day on which the office of the Lender at which payments under this Note are to be made is open for business and on which dealings in U.S. dollar deposits are carried out in the London interbank market.

“LIBOR Rate” – With respect to any Interest Period, that rate for deposits in U.S. dollars for a period comparable to the term of such Interest Period which appears on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting service used by Lender, in its discretion, at the time such rate is determined) as of 11:00 a. m., London, England time on the day that is two LIBOR Business Days preceding the first day of such Interest Period (or if not so reported, then as determined by the Lender from another recognized source or from one or more interbank quotations, in Lender’s discretion).

“Loan Agreement”  –  The Loan Agreement of even date herewith between Borrower and Lender.

“Loan Documents” – As defined in the Loan Agreement.

“Material Adverse Change” - means a change resulting from any circumstance or event of whatever nature which would reasonably be determined to materially and adversely affect the condition, business, assets and/or operations of the Property, Borrower or Guarantor.

“Maturity Date” – April 17, 2017, being the date this Note becomes due and payable in its entirety, subject to being extended as provided herein.

“Maximum Rate” – The maximum interest rate permitted under applicable law.

“Monthly Principal Installment Amount”  –  With respect to the Extension Period, an amount equal to $29,200.00.

“Principal Amount” – The principal balance of the Loan evidenced hereby as is from time to time outstanding.

“Property” – The real property, improvements, fixtures and other property and interest described in the Security Instrument.

“Regulation” – Any United States federal, state or foreign laws, treaties, rules or regulations whether now in effect or hereafter enacted or promulgated (including Regulation D) or any interpretations, directives or requests applying to a class of depository institutions including Lender under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith constitute a Regulation.

“Regulation D” – Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended or supplemented.

“Replacement Rate” – An interest rate substantially similar to the sum of (i) applicable LIBOR Rate which is determined by Lender from an alternate, substantially similar independent source available to Lender and recognized in the banking industry, plus (ii) the Spread.

“Reserve Requirement”  –  The average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against “Eurocurrency Liabilities”, as such quoted term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any reserves required to be maintained by such member banks by reason of any Regulation against (a) any category of liabilities which includes deposits by reference to which the LIBOR Based Rate is to be determined as provided in this Note, or (b) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates referred to in the definition of “LIBOR Rate”.

“Security Instrument” – The Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith more particularly described herein.

“Spread” – means 2.25%.

2.	Interest and Additional Costs

(a)        Subject to the limitations and conditions stated in this Note, the Principal Amount shall bear interest at the LIBOR Based Rate as of the date hereof for the initial Interest Period hereunder and as automatically adjusted and reset on a monthly basis for each subsequently occurring Interest Period; provided, however, that for any period for which the interest rate hereunder is converted to the Replacement Rate in the manner specified in this Note, the Principal Amount shall bear interest at the Replacement Rate. Notwithstanding the foregoing, if at any time the LIBOR Based Rate or Replacement Rate, as applicable, exceeds the Maximum Rate, the rate of interest payable under this Note shall be limited to the Maximum Rate, but any subsequent reductions in the LIBOR

Based Rate or Replacement Rate, as the case may be, shall not reduce the LIBOR Based Rate or Replacement Rate below the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued at the LIBOR Based Rate or Replacement Rate if the LIBOR Based Rate or Replacement Rate had at all times been in effect.

(b)        Borrower shall pay to Lender, within ten (10) Business Days of demand, such amounts as are necessary to compensate Lender for those Additional Costs which Lender in its sole discretion deems to result from any Regulation which (i) subjects Lender to any tax, duty or other charge with respect to the Loan or this Note, or changes the basis of taxation of any amounts payable to Lender under the Loan or this Note (other than taxes imposed on the overall net income of Lender or of its applicable lending office by the jurisdiction in which Lender’s principal office or such applicable lending office is located), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Lender, or (iii) imposes on Lender or on the interbank LIBOR market any other condition affecting the Loan or this Note, or any of such extensions of credit or liabilities. Lender will notify Borrower of any event which would entitle Lender to compensation pursuant to this Section as promptly as practicable after Lender obtains knowledge thereof and determines to request such compensation. For purposes of this Section and the definition of “Additional Costs”, the term “Lender” shall, at Lender’s option, be deemed to include all present and future participants in the Loan; provided, however, that no participation of any part of the Loan will materially add to Borrower’s obligations hereunder for payment or reimbursement of “Additional Costs” assuming no such participation had occurred.

(c)        Without limiting the effect of the immediately preceding subsection, in the event that, by reason of any Regulation, (i) Lender incurs Additional Costs based on or measured by the amount of (1) a category of deposits or other liabilities of Lender which includes deposits by reference to which the LIBOR Based Rate is determined as provided in this Note and/or (2) a category of extensions of credit or other assets of Lender which includes loans, the interest on which is determined on the basis of rates referred to in the definition of “LIBOR Rate”, (ii) Lender becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, or (iii) it shall be unlawful or impractical for Lender to make or maintain the Loan (or any portion thereof) at the LIBOR Based Rate, then Lender’s obligation to make or maintain the Loan (or portions thereof) at the LIBOR Based Rate shall be suspended and Lender shall give notice thereof to Borrower and, upon the giving of such notice, interest payable hereunder at the LIBOR Based Rate shall be converted to the Replacement Rate, unless Lender may lawfully continue to maintain the Loan (or any portion thereof) then bearing interest at the LIBOR Based Rate to the end of the current Interest Period, at which time the interest rate shall convert to the Replacement Rate. If subsequently Lender determines that such Regulation has ceased to be in effect, Lender will so notify Borrower and, upon the giving of such notice, interest payable hereunder at the Replacement Rate shall be converted to the LIBOR Based Rate.

(d)        Determinations by Lender of the existence or effect of any Regulation on its costs of making or maintaining the Loan, or portions thereof, at the LIBOR Based Rate, or on amounts receivable by it in respect thereof, and of the additional amounts required to compensate Lender in respect of Additional Costs, shall be conclusive, absent manifest error.

(e)        Anything herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBOR Based Rate in respect of any Interest Period, Lender determines (which determination shall be conclusive, absent manifest error, provided that such determination is made on a reasonable basis) that (i) by reason of circumstances affecting the interbank LIBOR market generally, adequate and fair means do not or will not exist for determining the LIBOR Based Rate applicable to such Interest Period, or (ii) the LIBOR Based Rate, as determined by Lender, will not accurately reflect the cost to Lender of making or maintaining the Loan (or any portion thereof) at the LIBOR Based Rate, then Lender shall give Borrower prompt notice thereof, and the Principal Amount shall bear interest at the Replacement Rate. If at any time subsequent to the giving of such notice, Lender determines that because of a change in circumstances the LIBOR Based Rate is again available, Lender will so notify Borrower and, upon the giving of such notice, the rate of interest payable hereunder shall convert from the Replacement Rate to the LIBOR Based Rate.

(f)        Borrower shall pay to Lender, immediately upon request and notwithstanding contrary provisions contained in the Loan Documents, such amounts as shall, in the conclusive judgment of Lender reasonably exercised, compensate Lender for any actual loss, cost or expense incurred by it as a result of (i) any payment or prepayment, under any circumstances whatsoever, of any portion of the Principal Amount bearing interest at the LIBOR Based Rate on a date other than the last day of the applicable Interest Period, or (ii) the conversion, for any reason whatsoever, of the rate of interest payable hereunder from the LIBOR Based Rate to the Replacement Rate with respect to any portion of the Principal Amount then bearing interest at the LIBOR Based Rate on a date other than the last day of an applicable Interest Period. Any of foregoing losses, costs and expenses incurred by Lender shall be deemed Additional Costs for the purposes of this Note and the other Loan Documents.

(g)        Any portion of the Principal Amount to which the LIBOR Based Rate is not or cannot pursuant to the terms hereof be applicable shall bear interest at the Replacement Rate.

3.	Default Rate; Late Charge.

(a)        Notwithstanding anything to the contrary contained in this Note, at the option of Lender, at any time during the continuance of an Event of Default, the Principal Amount and all past due installments of interest shall, to the extent permitted by applicable law, bear interest at the Default Rate.

(b)        If an Event of Default shall occur, then interest on the Principal Amount shall, at the option of Lender, immediately and without notice to Borrower, be converted to the Replacement Rate during the continuance of the Event of Default. The foregoing provision shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under the Loan Documents, nor shall it be construed to limit in any way the application of the Default Rate during the continuance of an Event of Default.

(c)        Unless otherwise stipulated, Borrower agrees to pay to Lender, on demand, a late charge (the “Late Charge”) to cover the extra expense involved in handling late payments. If interest and/or principal are payable in installments (other than the final payment at maturity), the Late Charge will be equal to 5% of any payment that is not paid within ten (10) days after it is due. If principal and interest are payable at maturity, the Late Charge will be equal to 5% of the interest portion of the payment that is not paid within ten (10) days after it is due, with no late fee due on the principal portion of the payment due at maturity. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other right the Lender may have including, without limitation, the right to declare the entire unpaid principal and interest immediately due and payable.

4.	Payment of Principal and Interest.

(a)        Interest on the Principal Amount shall be payable monthly in arrears as it accrues on the first day of the first month following the Initial Advance and on the first day of each month thereafter until the earlier of the date this Note is repaid in full or the Maturity Date.

(b)        Commencing on the first day of the first month following the commencement of the Extension Period, and on the first day of each month thereafter until the earlier of the date this Note is repaid in full or the Maturity Date, Borrower shall pay to Lender the Monthly Principal Installment Amount, in addition to accrued interest due on each such date.

(c)        The Principal Amount then outstanding and all unpaid interest accrued thereon shall be fully due and payable on the Maturity Date.

(d)        If an Event of Default does not exist, all payments received under this Note shall be applied in the following order: (i) to any unpaid costs of collection; (ii) to any Additional Costs due; (iii) to accrued but unpaid interest on the Principal Amount; and (iv) the Principal Amount. During the continuance of an Event of Default, all payments shall be applied in any order determined by Lender in its sole discretion.

(e)        All interest accruing under this Note shall be calculated on the basis of a 360-day year applied to the actual number of days in each month. Borrower shall make each payment which it owes hereunder not later than 2:00 p.m. (Dallas, Texas time), on the date such payment becomes due and payable (or the date any voluntary prepayment is made), in immediately available funds. Any payment received by Lender after such time will be deemed to have been made on the next following Business Day.

(f)        Borrower agrees not to send payments to Lender marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amounts owed or that may become due to Lender.

5.         Prepayment.  Borrower shall have the right to prepay the Loan, in whole or in part at any time provided all of the following are satisfied:

(a)        Written notice thereof is given to Lender in accordance with the provisions of the Loan Agreement at least three (3) Business Days but not more than ninety (90) days prior to the date to be fixed therein for prepayment.

(b)        Such prepayment is accompanied by any Additional Costs incurred by Lender attributable to any LIBOR Amount prepaid.

(c)         No Principal Amount repaid may be readvanced.

6.         Security.  This Note is secured, inter alia, by the Security Instrument evidencing a lien on certain real property more particularly described therein, and evidencing a security interest in certain personal property described therein, and an assignment of certain leases and rents described therein, to which Security Instrument reference is here made for a description of the property and leases covered thereby and the nature and extent of the security and the rights and powers of Lender in respect of such security. During the continuance of an Event of Default, Lender shall have the option of declaring the Principal Amount hereof and the interest accrued hereon to be immediately due and payable.

7.         Usury Savings.  It is the intent of Lender and Borrower in the execution of the Loan Documents to contract in strict compliance with applicable usury law. Lender and Borrower stipulate and agree that none of the terms and provisions contained in any Loan Document shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate; neither Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate that may be lawfully charged under applicable law, and the provisions of this Section shall control over all other provisions of this Note and any of the other Loan Documents. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the amount of interest that would have accrued at the Maximum Rate, Lender shall, at its option, either refund to Borrower the amount of such excess or credit the amount of such excess against the Principal Amount and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Lender shall contract for, charge or receive any amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums determined to constitute interest in excess of the amount of interest at the lawful rate shall, upon such determination, at the option of Lender, be either immediately returned to Borrower or credited against the Principal Amount, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Borrower acknowledges that it believes the Loan to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that the Loan is in fact usurious, it will give Lender notice of such condition and Borrower agrees that Lender shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

8.         Collection Fees.   Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after an Event of Default, Borrower agrees to pay to Lender in addition to the principal and interest due and payable hereon reasonable attorneys’ fees, legal expenses and collection fees.

9.         Waiver of Certain Notices.  TO THE EXTENT PERMITTED BY LAW AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT, BORROWER AND ALL ENDORSERS, GUARANTORS AND SURETIES OF THIS NOTE AND ALL OTHER PERSONS LIABLE OR TO BECOME LIABLE ON THIS NOTE SEVERALLY WAIVE PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND AND OF DISHONOR AND NONPAYMENT OF THIS NOTE, NOTICE OF INTENTION TO ACCELERATE THE MATURITY OF THIS NOTE, PROTEST AND NOTICE OF PROTEST, DILIGENCE IN COLLECTING, AND THE BRINGING OF SUIT AGAINST ANY OTHER PARTY, AND AGREE TO ALL RENEWALS, EXTENSIONS, MODIFICATIONS, PARTIAL PAYMENTS, RELEASES OR SUBSTITUTIONS OF SECURITY, IN WHOLE OR IN PART, WITH OR WITHOUT NOTICE, BEFORE OR AFTER MATURITY.

10.        Time of the Essence.   Time is of the essence of each obligation of Borrower hereunder.

11.        Extension of Maturity Date.  Borrower shall have the right and option to extend the Maturity Date to a date ending upon the expiration of the Extension Period, subject to satisfaction of each of the following conditions:

 (a)       The Completion Event (as defined in the Loan Agreement) shall have occurred.

 (b)       Borrower shall have notified Lender in writing of its exercise of such extension at least sixty (60) days but not more than ninety (90) days prior to the Maturity Date.

 (c)       On the date of such written notice and on the date of commencement of the Extension Period, no Event of Default shall exist and Lender shall not have delivered written notice to Borrower of the occurrence or existence of any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default and which has not been cured.

(d)       As a condition to the commencement of the Extension Period, Borrower will pay to Lender, in immediately available funds, an extension fee in an amount equal to 0.25% of the Principal Amount outstanding on the date of commencement of the Extension Period.

(e)       Lender shall have received and approved evidence reasonably satisfactory to Lender that as of the commencement of Extension Period, the Property has achieved (i) a Debt Service Coverage Ratio equal to or greater than 1.25:1.00 and (ii) a Debt Yield equal to or greater than nine and one-half percent (9.00%).

(f)       At or before the commencement of the Extension Period, Borrower and Guarantor shall have executed such documents as Lender deems appropriate to evidence such extension and Borrower shall have delivered to Lender an endorsement to the Loan Title Policy pursuant to the applicable title insurance regulations and in form and substance satisfactory to Lender.

(g)       Borrower shall have paid to Lender any additional tax tracking fee that may be required by Lender for such extension.

(h)       There shall have been no Material Adverse Change as of the date of the written notice delivered under Subparagraph (b) above and as of the commencement of the Extension Period.

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BORROWER:	GGT TRG RIM TX, LLC,
a Delaware limited liability company

	By:	TRG Rim, L.P.,
a Delaware limited partnership,
its Operating Member

		By:	TRG-Rim GP, LLC,
a Delaware limited liability company,
its General Partner

			By:	/s/ Brian J. Tusa
Brian J. Tusa, President

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